UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2014

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9645 Scranton Road

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 812-3400

Not applicable

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit and Security Agreement

On October 31, 2014, Novatel Wireless, Inc., a Delaware corporation (the “Company”), and Enfora, Inc., a Delaware corporation and wholly owned subsidiary of the Company (together with the Company, the “Borrowers”), entered into a Credit and Security Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Lender. The Credit Agreement establishes a five-year senior secured revolving credit facility in the amount of $25.0 million (the “Revolver”) and continues in effect through October 31, 2019, unless earlier terminated in accordance with its terms. The Revolver is secured by a first priority lien on substantially all of the assets of the Borrowers and certain of their respective subsidiaries, subject to certain exceptions and permitted liens. The Credit Agreement includes customary representations and warranties, as well as customary reporting and financial covenants.

The amount of borrowings that may be made under the Revolver is based on a borrowing base which is comprised of a specified percentage of eligible receivables. If, at any time during the term of the Revolver, the amount of borrowings outstanding under the Revolver exceeds the borrowing base then in effect or the maximum revolver amount of $25.0 million, the Borrowers are required to repay such borrowings in an amount sufficient to eliminate such excess. The Revolver includes $3.0 million of availability for letters of credit.

The Company may borrow funds under the Revolver at a base rate based on the daily three month LIBOR, and borrowings will bear interest at an applicable margin of 2.50% to 3.00% over the daily three month LIBOR. The applicable margin for borrowings will depend on the Company’s liquidity as determined on the last day of each calendar month. Interest on borrowings is payable monthly.

Upon the occurrence and during the continuation of an event of default, which includes, among other things, the failure of any Borrower to pay when due and payable, all or any portion of the obligations under the Credit Agreement, the Lender may declare such obligations immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

On November 6, 2014, the Company issued a press release announcing the Credit Agreement, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

New Indemnification Agreement

Effective November 1, 2014, the Board of Directors of the Company (the “Board”) approved a new form of indemnification agreement (the “Indemnification Agreement”) to be entered into by the Company and each of its directors and executive officers (each, an “Indemnitee”). The Indemnification Agreement replaces and supersedes any and all previously existing indemnification agreements entered into between the Company and any Indemnitee.

In general, the Indemnification Agreement provides that, subject to certain limitations, the Company will indemnify and hold harmless each Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf, in connection with certain pending, completed or threatened proceedings, as defined in the Indemnification Agreement, if the Indemnitee acted in good faith and reasonably in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Additionally, to the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company, each Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent available.

The foregoing description of the Indemnification Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.2 and the terms of which are incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On November 6, 2014, the Company issued a press release containing financial results for the third quarter ended September 30, 2014, a copy of which is attached as Exhibit 99.2 and incorporated herein by reference.

The information contained in this “Item 2.02. Results of Operations and Financial Condition” and Exhibit 99.2 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may be incorporated by reference in a filing under the Exchange Act or the Securities Act of 1933, as amended, only if such subsequent filing specifically references this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 in its entirety.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2014 (the “Effective Date”), the Company entered into a continued employment offer letter agreement (the “Offer Letter”) with Alex Mashinsky, age 49, pursuant to which Mr. Mashinsky will serve as the Company’s Chief Executive Officer for an initial term of three years (the “Term”).

Under the terms of the Offer Letter, Mr. Mashinsky will be entitled to receive an annual base salary of $530,000 as compensation for his services as Chief Executive Officer. Commencing with calendar year 2015, $371,000 of Mr. Mashinsky’s annual base salary will be payable in cash, and the remaining $159,000 of Mr. Mashinsky’s annual base salary will be payable through the issuance of restricted stock units (“RSUs”) which will vest in 12 equal monthly installments from the date of grant; provided, however, that beginning in calendar year 2017, Mr. Mashinsky will have the right to elect to receive his full annual base salary in cash. For calendar year 2014, Mr. Mashinsky will be granted $26,500 in RSUs which will vest in two equal monthly installments over the course of the remaining 2014 calendar year. Mr. Mashinsky will also have the opportunity to receive a $282,000 bonus, to the extent that the Board determines that the Company has achieved certain performance goals by the end of the first quarter of 2015, and for subsequent periods commencing on April 1, 2015, Mr. Mashinsky will be eligible to receive an annual bonus targeted at 60% of his annual base salary, based on the achievement of criteria to be established by the Compensation Committee of the Board.

Within 30 days of the Effective Date, Mr. Mashinsky will be granted 330,965 RSUs under the Company’s 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”) which will vest in three equal annual installments, commencing with the first anniversary of the Effective Date. In addition, within 30 days of the Effective Date, the Company will grant Mr. Mashinsky options to purchase (i) 700,000 shares of the Company’s common stock with a per share exercise price equal to the higher of (a) the closing price of the Company’s common stock on the grant date or (b) $2.75 and (ii) 300,000 shares of the Company’s common stock with a per share exercise price equal to $5.00. In addition, in January 2015, the Company will grant Mr. Mashinsky options to purchase (i) 200,000 shares of the Company’s common stock with a per share exercise price equal to the higher of (a) the closing price of the Company’s Common stock on the grant date or (b) $5.00 and (ii) 500,000 shares of the Company’s common stock with a per share exercise price equal to the higher of (a) the closing price of the Company’s Common stock on the grant date or (b) $7.50. One-third (1/3) of the option shares under each of these four grants will vest on the first anniversary of the Effective Date with the remaining two-thirds (2/3) of the option shares under each of these four grants vesting 1/24th on each of the 24 monthly anniversaries of the first anniversary of the Effective Date. The vesting of both the RSUs and Mr. Mashinsky’s options to purchase shares of the Company’s common stock shall be subject in each case to his continued employment with the Company through each such vesting date.

In addition, the 72,308 RSUs that Mr. Mashinsky was granted pursuant to that certain Employment Agreement with the Company, dated August 4, 2014, shall continue to vest through December 2014, subject to Mr. Mashinsky’s continued employment through such vesting date and shall remain subject to the applicable award agreement and the 2009 Plan.

The Offer Letter provides for certain severance benefits including certain benefits that will be triggered in the event of a Covered Termination during a Change in Control Period or in Contemplation of a Change in Control that actually occurs (each as defined in the Offer Letter). If these rights are triggered, Mr. Mashinsky will, subject to certain conditions including the execution of a general release, be entitled to receive (i) a severance payment in an amount equal to the greater of (a) his base salary through the end of the Term or (b) the sum of 24 months of his then-current annual base salary, plus (ii) a pro rata bonus for the year in which the termination occurs and any unpaid bonus for the calendar year preceding the year in which the termination occurs. In addition, all of Mr. Mashinsky’s outstanding equity awards will automatically become vested and, if applicable, exercisable, and Mr. Mashinsky and his covered dependents will be entitled to certain healthcare benefits for a period of up to 18 months.

As previously disclosed, Mr. Mashinsky, who is also a member of the Board, has served as interim Chief Executive Officer of the Company since June 2014. Mr. Mashinsky’s biographical information was previously disclosed in the Company’s definitive proxy statement for the 2014 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 30, 2014. There are no arrangements or understandings between Mr. Mashinsky and any other persons pursuant to which he was selected as Chief Executive Officer. There are also no family relationships between Mr. Mashinsky and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 10.3, and the terms of which are incorporated herein by reference.

On November 6, 2014, the Company issued a press release, announcing the appointment of Alex Mashinsky as permanent Chief Executive Officer, a copy of which is attached as Exhibit 99.3 and incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or a Waiver of a Provision of the Code of Ethics.

Effective November 1, 2014, the Board adopted a new Code of Conduct and Ethics (the “Code of Conduct”) which applies to all directors, officers and employees of the Company and its subsidiaries. The Code of Conduct supersedes and replaces the prior Code of Business Conduct and Ethics of the Company (the “Prior Code”). The Code of Conduct contains certain administrative updates and clarifications. The adoption of the Code of Conduct does not relate to or result in any waiver, explicit or implicit, of any provision of the Prior Code.

The foregoing description of the Code of Conduct is qualified in its entirety by the text of the Code of Conduct, a copy of which is attached hereto as Exhibit 14.1 and the terms of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit and Security Agreement, dated as of October 31, 2014, by and among Novatel Wireless, Inc. and Enfora, Inc., as Borrowers, and Wells Fargo Bank, National Association, as Lender.

10.2	Form of Indemnification Agreement.

10.3	Offer Letter, dated November 2, 2014, by and between Novatel Wireless, Inc. and Alex Mashinsky.

14.1	Code of Conduct and Ethics.

99.1	Press release, dated November 6, 2014, announcing the new Credit and Security Agreement with Wells Fargo Bank, National Association.

99.2	Press release, dated November 6, 2014, containing financial results for Novatel Wireless, Inc. for the third quarter ended September 30, 2014.

99.3	Press release, dated November 6, 2014, announcing the appointment of Alex Mashinsky as permanent Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATEL WIRELESS, INC.

By:	/s/ Michael Newman
Michael Newman Executive Vice President, Chief Financial Officer and Secretary

Date: November 6, 2014

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